Exhibit 99.1

FOR IMMEDIATE RELEASE

August 13, 2007

Citizens Bancshares Corporation Announces First Quarter Net Income

ATLANTA, August 13, 2007/PRNewswire-FirstCall/ – Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced its 2007 second quarter earnings for the period ending June 30, 2007.

Net income for the second quarter decreased by $110,000 to $670,000 compared to $780,000 a year earlier.  The decrease in net income is primarily due to a narrower net interest margin caused by a $300,000 increase in total interest expense compared to the same period in 2006.  A combination of volatile interest rates and a flat yield curve has increased the Company’s funding cost.  As a result, net income per diluted share decreased for the second quarter to $0.32 compared to $0.37 for the same period last year.

James E. Young, President and CEO, stated that “we had a respectable second quarter despite the challenging operating environment.  The efficiencies in our operations continue to improve and we continue to adjust our asset/liability strategies to manage the impact that the flat yield curve has on our earnings”.

At June 30, 2007, CTB reduced its average full-time employees to 135 compared to an average of 142 full-time employees for the same period last year.  Also, on June 26, 2007, the Company exercised its right to redeem its outstanding junior subordinated debenture. The interest rate on the junior subordinated debenture at the time of redemption was 8.82%.

Other highlights of the second quarter of 2007 included:

•                  Total loans receivable increased by $18 million or 9 percent.

•                  Noninterest-bearing deposits increased by $5 million or 9 percent for the period.

•                  No provision expense for loan losses was needed for the quarter.

For the six month period ending June 30, 2007, net income compared to the same period last year, decreased by $255,000 to $1,205,000 primarily due to the impact of a $200,000 legal judgment the Company accrued in the first quarter, which is being appealed.  Earnings per diluted share for the six month period were $0.58 compared to $0.69 per diluted share for the same period in 2006.

Management determined that no additions to the provisions for loan losses were necessary for the six month period in 2007 compared to $30,000 for the same period in 2006.  The allowance for loan losses was $3 million at June 30, 2007 compared to $3.1 million at December 31, 2006. The Company considered its allowance for loan losses to be adequate.

The Company’s capital position remains strong at June 30, 2007 as both the Company and the Bank’s capital position were defined as “well capitalized” for regulatory purposes.

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  With 85 years of history, Citizens Trust Bank ranks in the top 10 of African American owned financial institutions with assets of approximately $341 million and financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.  Citizens Trust Bank – A relationship you can bank on.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

Contact:

Citizens Bancshares Corporation

Cynthia N. Day, Chief Operating Officer

(404) 575-8306

SOURCE: Citizens Bancshares Corporation